Exhibit 99.1

CONSTRUCTION PERMIT FOR TÍA MARÍA PROJECT GRANTED

Southern Peru Copper Corporation, Sucursal del Peru (SPCC) states the following relating to the permit granted to the Company for the construction of the Tia Maria project:

1.                Southern Peru Copper Corporation has been granted the construction permit for the Tia Maria copper mining project located in the Province of Islay, Arequipa Region, after completing the requisite review process, complying with all established regulatory requirements, and addressing all observations raised.

2.                SPCC reiterates its commitment to delay the construction of the project until it has established, in coordination with local government, a common ground for dialogue with the neighboring communities to address any concerns and provide assurances to achieve more social support for the project. Meanwhile, we will continue to work for the welfare of the local population, as indicated by Oscar Gonzalez Rocha, CEO of SPCC, in a communication sent to the Ministry of Energy and Mines dated Friday, July 5th, 2019.

3.                As a company, we guarantee to the population of Islay that the Tia Maria project will not affect other local economic activities because we will use desalinated seawater for its operations, and for the transport of its supplies and copper production, we will build an industrial railway and an access road at a safe distance from the Tambo Valley.

4.                Our social programs in education, healthcare and productive development will continue to improve the quality of life, and agricultural and livestock activities in the Tambo Valley, as well as the fishing and tourism in Islay.

5.                During the construction and operation phase, hiring local labor will be a priority. For this purpose, we have successfully launched the free technical training program “Forging the Future”, which will benefit 700 individuals in the Province of Islay.

Lima, July 9th, 2019